UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

Filed by the Registrant   ☐

Filed by a Party other than the Registrant   ☒

Check the appropriate box:

☐           Preliminary Proxy Statement

☐           Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

☐           Definitive Proxy Statement

☐          Definitive Additional Materials

☒           Soliciting Material Under Rule 14a-12

SHUTTERFLY, INC.
(Name of Registrant as Specified in Its Charter)

MARATHON PARTNERS L.P.
MARATHON FOCUS FUND L.P.
MARATHON PARTNERS 4X6 FUND, L.P.
CIBELLI RESEARCH & MANAGEMENT, LLC
MARATHON PARTNERS EQUITY MANAGEMENT, LLC
MARIO D. CIBELLI
MARWAN FAWAZ
THOMAS D. HUGHES

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒          No fee required.

☐           Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)           Title of each class of securities to which transaction applies:

(2)           Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)           Proposed maximum aggregate value of transaction:

(5)           Total fee paid:

☐           Fee paid previously with preliminary materials:

☐           Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)           Amount previously paid:

(2)           Form, Schedule or Registration Statement No.:

(3)           Filing Party:

(4)           Date Filed:

Marathon Partners Equity Management, LLC (“Marathon Partners”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission of a proxy statement and an accompanying proxy card to be used to solicit votes for the election of a slate of director nominees at the 2015 annual meeting of stockholders of Shutterfly, Inc.

On May 18, 2015, Marathon Partners issued the following press release.

MARATHON PARTNERS COMMENTS ON SHUTTERFLY'S RECENTLY REVEALED AND TROUBLING 2015 CEO COMPENSATION PLAN

Believes That CEO’s Poorly Aligned 2015 Compensation Plan Flies in the Face of Stated Shareholder Concerns and Company’s Stated Efforts to Reduce Executive Compensation at Shutterfly

States That Members of the Compensation Committee Led By Venture Capital Holdover Director Nancy Schoendorf Continue to Make Highly Questionable Compensation Decisions That Do Not Appear to Be Aligned with Shareholder Best Interests

Believes That Shutterfly Desperately Needs New Directors Who Will Bring a Fresh Perspective to Compensation, Performance and Governance Issues

New York, NY – May 18, 2015 - Marathon Partners Equity Management, LLC, together with its affiliates (“Marathon Partners”), one of the largest shareholders of Shutterfly, Inc. (“Shutterfly” or the “Company”)(NASDAQ:SFLY), today announced that it has delivered a letter to Philip A. Marineau, Chairman of the Board of Directors of Shutterfly (the “Board”), and the Board, expressing its serious concerns with the recently revealed details regarding CEO Jeffrey T. Housenbold’s 2015 compensation plan and the continued failure of the Compensation Committee of the Board, led by Chair Nancy Schoendorf, to properly align executive compensation with the best interests of shareholders.  Marathon Partners also noted in the letter that Ms. Schoendorf has retained her leadership position on the Board and Compensation Committee for many years despite the fact that her venture capital firm, Mohr Davidow Ventures, exited its investment in Shutterfly by 2008.

The full text of the letter follows:

May 18, 2015

Shutterfly, Inc.
2800 Bridge Parkway
Redwood City, CA 94065
Attn:	Philip A. Marineau
Chairman of the Board of Directors

cc:           Board of Directors

Dear Phil,

Marathon Partners Equity Management, LLC, together with its affiliates (“Marathon Partners”), currently owns approximately 5.4% of the outstanding shares of common stock of Shutterfly, Inc. (“Shutterfly” or the “Company”), making us one of the Company’s largest shareholders.  We are writing to you and the other members of the Shutterfly Board of Directors (the “Board”) to express our severe concerns  regarding (i) the recently revealed details regarding Shutterfly CEO Jeffrey Housenbold’s 2015 compensation plan (the “2015 Plan”) disclosed by the Company in an exhibit to its Form 10-Q (the “10-Q Exhibit”) filed with the Securities and Exchange Commission on May 7, 2015 and (ii) the continued failure of the Compensation Committee of the Board (the “Compensation Committee”), led by Chair Nancy Schoendorf, which includes 2015 director nominee Stephen Killeen, to properly align executive compensation with the best interests of shareholders.  In light of the newly disclosed information, we believe Ms. Schoendorf should step down from the Compensation Committee immediately and give serious consideration to resigning from the Board.

2015 Compensation Plan

The Board appears to be making a lot of noise around its so-called “meaningful changes” to the 2016 compensation plan, including the adoption of what we find to be a woefully inadequate free cash flow metric and targeted growth rate, in order, we believe, to mislead shareholders and distract attention away from the troubling 2015 compensation information that was just revealed in the 10-Q Exhibit.  Notably, the 10-Q Exhibit included significant details about Mr. Housenbold’s potentially enlarged 2015 compensation that were not included in the Company’s 2015 proxy statement and were therefore not otherwise available to shareholders until the Form 10-Q filing on May 7th.

We believe the 2015 CEO compensation numbers revealed in the 10-Q Exhibit are truly excessive, and are particularly disappointing when considering the 2015 Plan for Mr. Housenbold was set after many shareholders had already expressed significant concern about executive compensation and after the surprise out-of-cycle restricted stock unit (“RSU”) grant to Mr. Housenbold in November 2014.  Further, we question how the Board could rationally approve even larger awards to Mr. Housenbold based on the attainment of metrics that will not be terribly difficult to achieve, in our opinion.  Perhaps even more shocking than the pedestrian hurdles set is the revelation that Shutterfly may have to pay Mr. Housenbold a total of nearly $28 million under the 2015 Plan, which we find egregious by any measure.

We note that Shutterfly’s original 2015 guidance disclosed to shareholders was as follows:

•	Net Revenues from $1,040 million to $1,060 million; and

•	Adjusted EBITDA from $182 million to $192 million, or $192 million to $204 million when excluding restructuring charges.

As disclosed in the 10-Q Exhibit, the 2015 trigger EBITDA goal for Mr. Housenbold’s 198,000 performance-based restricted stock units (“PBRSUs”) is $181 million. After the first quarter results, the Company raised its EBITDA guidance range from $182 million to $192 million to $185 million to $192.9 million.  The trigger goal of $181 million of EBITDA for 2015 does not appear terribly difficult to achieve as it is $1 million below the low end of the range Shutterfly guided to earlier this year and represents an increase of less than 9% from the Company’s 2014 results.

Once this level of EBITDA is attained, the percentage funding for the PBRSUs is then based on the total revenue levels Shutterfly achieves for 2015:

•	$1,015 billion of revenue funds 50% of the PBRSUs earned;

•	$1,029 billion of revenue funds 100% of the PBRSUs earned; and

•	$1,100 billion of revenue funds 175% of the PBRSUs earned.

Further, 100% funding is available to Mr. Housenbold if revenues come in $11 million below the low end of the range that Shutterfly originally guided to.  In addition, $1.1 billion in revenues in 2015, or just 3.8% above the high end of Shutterfly’s revenue guidance range, will fund Mr. Housenbold at an incredible 175% of the target for PBRSUs. That means Mr. Housenbold could walk away with an additional 148,500 PBRSUs before the shareholder return modifier further adjusts the number of shares granted.

Another aspect of the plan that we find deeply troubling is the baseline price used to calculate the relative shareholder return modifier, which was set to the average share price over the first 30 trading days of the year. Notably, in 2014 that price was $46.24, whereas in 2015 it is $43.63.  We question how the Board seemingly gave no consideration to the fact that the share price is lower a full year later.  We are concerned that the Board appears willing to modify compensation upwards based on shareholder returns, but doesn’t seem to consider that shareholders spent a full year waiting with absolutely no return.

We are at a loss as to how the Board and Compensation Committee could approve such a plan that appears so blatantly contrary to the best interests of Shutterfly shareholders.  Even setting aside the fact that the Board has once again chosen to use what we believe to be less meaningful revenue and EBITDA metrics to incentivize Mr. Housenbold for 2015, the trigger amounts and funding goal levels are absurdly low, in our view.  We therefore believe it is very likely that Shutterfly will hit the trigger EBITDA amount of $181 million, after which Mr. Housenbold will be incentivized to generate as much revenue as possible to maximize the PBRSUs he is entitled to earn under the 2015 Plan.

We believe a plan with a low EBITDA trigger that is then based on total revenues generated may incentivize the wrong kind of behavior from Mr. Housenbold, or any CEO for that matter.  For example, Shutterfly’s enterprise business is expected to generate a tremendous amount of revenue in 2015 with limited contribution to profits. We believe the enterprise business could be used to generate additional revenues regardless of profits so that total revenues purposefully exceed $1.1 billion in 2015, thereby allowing Mr. Housenbold’s compensation to significantly increase without any appreciable benefit to Shutterfly shareholders.

How could the Board approve such a plan that appears contrary to the interests of the shareholders it is supposed to represent, especially considering the negative feedback provided by many shareholders to date?  How could the Board claim in its 2014 and 2015 proxy statements that it was taking a set of actions to significantly reduce the overall target compensation of Mr. Housenbold, only to then approve a plan that may allow the highest payout ever for its CEO in 2015?  Has Mr. Housenbold threatened his departure from Shutterfly, as he has to us, to extract unreasonably excessive compensation packages from the Board?

While Mr. Housenbold’s contributions to the Company have been very significant over the years, propelling Shutterfly to market leadership, he has been handsomely rewarded for doing so as evidenced by the $100 million of gross proceeds he has generated by selling his Shutterfly shares.  Further, we are extremely concerned about the last four years in which Mr. Housenbold’s compensation has dramatically increased, far outpacing peers, as the Company’s shareholder value has stagnated.

Compensation Committee

Ms. Schoendorf has been a member of the Compensation Committee since Shutterfly’s IPO.  We are troubled by the fact that Ms. Schoendorf was appointed to a leadership position as Chair of the Compensation Committee in 2009 after her venture capital firm, Mohr Davidow Ventures (“Mohr Davidow”), had completely exited its position in Shutterfly by 2008 leaving her with only a small, largely Board-granted stake in Shutterfly.   We seriously question whether she has maintained the same alignment of interests with shareholders following Mohr Davidow’s exit.

In fact, the three members of the Compensation Committee who are making these critical decisions on behalf of shareholders beneficially own in the aggregate only 94,460 shares of Shutterfly, or just 0.25% of the outstanding shares, despite having served on the Board, collectively, for twenty-one years.  Mr. Killeen, a 2015 director nominee, has sold more than 30,000 Shutterfly shares since May 2013 without so much as buying a single share in the open market during such time.  We question whether the Compensation Committee is appropriately situated to effectively negotiate with Mr. Housenbold and set proper executive compensation, as evidenced by the dramatic increase in Mr. Housenbold’s compensation over the past four years during which the Company's share price has stagnated.  As discussed above, Mr. Housenbold’s compensation is significantly higher than his peers and is driven by what we believe to be softer metrics, such as revenue and EBITDA, and modest hurdles.

We question the suitability for a venture capital holdover director to maintain a leadership position on the very Compensation Committee that has clearly been out of touch with the Company’s shareholders.  In fact, in the 2014 proxy statement, the Company stated that it “recognized the need to better understand their concerns and incorporate their feedback into our executive compensation planning and design going forward” after only a slight majority of the votes were cast in favor of the “Say-on-Pay” proposal at the 2013 Annual Meeting.  Despite shareholder outreach between the 2013 Annual Meeting and 2014 Annual Meeting, the “Say-on-Pay” proposal garnered even less support at the 2014 Annual Meeting, with just 50.1% of the votes cast in its favor. Even the Board appears to understand the deep concerns with its compensation practices, stating in the 2015 proxy statement that “our Board of Directors and the Compensation Committee are aware of the dialog around our executive compensation program and the pay opportunities that have been extended to our senior leadership, which have raised the concerns that they have sought to address.”

Given what has transpired with the 2015 Plan, it appears quite clear to us that the Compensation Committee cannot effectively negotiate a reasonable compensation plan for Mr. Housenbold on behalf of shareholders.  As a result, we believe Ms. Schoendorf should step down as Chair of the Compensation Committee and consider resigning from the Board altogether.

Conclusion

To summarize, the 2015 Plan revealed in the 10-Q Exhibit last week fails to address the underlying issues and concerns with Shutterfly’s executive compensation that have been raised by shareholders time and again over the past three years.  We believe it clearly demonstrates how far out of touch the Board is with its shareholders and that Shutterfly desperately needs new directors who will bring a fresh perspective to these compensation issues and work to ensure that Shutterfly’s compensation packages are designed to align the interests of management with the best interests of shareholders.  Without such Board change, we fear that shareholder wealth may continue to stagnate as Mr. Housenbold continues to line his pockets for only achieving what we believe to be modest hurdles and targets set by the Compensation Committee.

As one of the largest shareholders of Shutterfly, we are extremely frustrated with the current performance, compensation practices, governance and direction of the Company.  We have made significant efforts to communicate constructively with management and the Board but have been unable to reach an agreement that we believe is in the best interests of Shutterfly shareholders.  For the past two years, we believe the Compensation Committee has manipulated the compensation plan and metrics to offer the illusion of change while allowing Mr. Housenbold to continue to unduly influence its decisions around his compensation.  This is unacceptable and must end now.  It is time for real change at Shutterfly, starting with the resignation of Ms. Schoendorf as the Chair of the Compensation Committee (and potentially the Board), followed by the addition of three new Board members at the upcoming Annual Meeting.

Thank you,

/s/ Mario Cibelli

Mario Cibelli
Managing Member
Marathon Partners Equity Management, LLC

About Marathon Partners:
Marathon Partners Equity Management, LLC is a fundamental, research intensive investment firm that deploys capital with a long-term investment horizon.

Investor contacts:
Mario Cibelli
Marathon Partners Equity Management, LLC
(212) 490-0399

Bruce Goldfarb / Patrick McHugh
Okapi Partners LLC
(212) 297-0720

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Marathon Partners Equity Management, LLC, together with the other participants named herein (collectively, "Marathon Partners"), has made a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying BLUE proxy card to be used to solicit votes for the election of a slate of director nominees at the 2015 annual meeting of stockholders of Shutterfly, Inc. (the "Company").

MARATHON PARTNERS ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THESE MATERIALS WITHOUT CHARGE UPON REQUEST.

The participants in this solicitation are Marathon Partners L.P. (“Partners LP”), Marathon Focus Fund L.P. (“Focus Fund”), Marathon Partners 4x6 Fund, L.P.  (“4x6 Fund”), Cibelli Research & Management, LLC (“Cibelli Research”), Marathon Partners Equity Management, LLC (“Marathon Partners Management”), Mario D. Cibelli, Marwan Fawaz, and Thomas D. Hughes.

As of the date hereof, Partners LP beneficially owns 1,225,000 shares of Common Stock, including 100,000 shares of Common Stock underlying certain call options.  As of the date hereof, Focus Fund beneficially owns 177,500 shares of Common Stock, including 27,500 shares of Common Stock underlying certain call options.  As of the date hereof, 4x6 Fund beneficially owns 627,500 shares of Common Stock, including 27,500 shares of Common Stock underlying certain call options.  Cibelli Research, as the general partner of each of Focus Fund and 4x6 Fund, may be deemed the beneficial owner of the 805,000 shares of Common Stock owned in the aggregate by Focus Fund and 4x6 Fund.  Marathon Partners Management, as the investment manager of each of Partners LP, Focus Fund and 4x6 Fund and the general partner of Partners LP, may be deemed the beneficial owner of the 2,030,000 shares of Common Stock owned in the aggregate by Partners LP, Focus Fund and 4x6 Fund.  As of the date hereof, 4,800 shares of Common Stock were held in Mr. Cibelli’s personal accounts and in the accounts of his family members.  Mr. Cibelli, as the managing member of each of Cibelli Research and Marathon Partners Management, may be deemed the beneficial owner of the 2,030,000 shares of Common Stock owned in the aggregate by Partners LP, Focus Fund and 4x6 Fund.  As of the date hereof, Mr. Fawaz directly owns 145 shares of Common Stock.  As of the date hereof, Mr. Hughes directly owns 150 shares of Common Stock.